Exhibit 99.1

NEWS RELEASE

Contacts:	BIO-key International, Inc.
Bud Yanak
732-359-1113

BIO-key® Appoints Cecilia Welch As Chief Financial Officer

WALL, N.J., Dec. 21 /PRNewswire-FirstCall/ - BIO-key International, Inc. (OTC Bulletin Board: BKYI), the leader in finger-based biometric identification solutions, today announced the appointment of Cecilia (Ceci) Welch as Vice President and Chief Financial Officer. Ceci replaces Tom Colatosti, BIO-key’s Chairman, who had been acting as interim CFO.

Ceci joined BIO-key in 2007 and has served since then as the company’s Corporate Controller. Ceci has more than 20 years of operational and financial management experience in the technology industry.  Prior to joining BIO-key, she was Controller for Savaje Technologies, Crystal Systems and ATN Microwave (acquired by Agilent Technologies).  Ceci holds a Bachelor’s degree in Accounting from Franklin Pierce University.

Bio-key’s CEO, Mike Depasquale, said, “I am delighted to have Ceci join the management team. She has done an outstanding job these past three years in improving the quality of our internal controls; improving the consistency and timeliness of our accounting, filings and reporting; and providing quality financial analysis of our business. She was instrumental in leading our complex efforts in supporting our recent refinancing and divestiture. Ceci has all the skills and dedication to help us move forward to fully build out our biometrics business.”

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

© Copyright 2009 by BIO-key International, Inc.